PERFORMANCE STOCK UNIT AGREEMENT
This PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), dated as of September 22, 2026 (the “Effective Date”), is entered into by and between Angi Inc. (“ANGI”) and Michael Steib (the “Executive”).
Reference is made to the Employment Agreement (the “Employment Agreement”), by and between Executive and ANGI, dated as of the Effective Date. Capitalized terms used in this Agreement, to the extent not defined, shall have the meanings set forth in the Amended and Restated ANGI 2017 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”).
1.Definitions
(a)“Cause” shall have the meaning ascribed to such term in the Employment Agreement.
(b)“FMV” means the volume-weighted average closing price of a Share on the NASDAQ Stock Market over thirty consecutive trading days, as reported by Bloomberg.
(c)“Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.
(d)“Notice of Non-Renewal” shall have the meaning ascribed to such term in the Employment Agreement.
(e)“Qualifying Termination” means a termination of Executive’s employment with ANGI by ANGI other than for death, Disability or Cause, upon Executive’s resignation for Good Reason, or Executive’s “separation from service” (as defined in Section 409A) from ANGI following delivery to Executive of a Notice of Non-Renewal.
(f)“Service Conditions” means the T-1 SC, the T-2 SC, the T-3 SC and the T-4 SC, taken together, and “Service Condition” means any of the foregoing individually.
(g)“Stock Price Goals” means the T-1 SPG, the T-2 SPG, the T-3 SPG and the T-4 SPG, taken together, and “Stock Price Goal” means any of the foregoing individually.
(h)“Vesting Event” means “Vesting Event” as set forth in the “Regular Vesting Matrix” in Section 3(a) of this Agreement.
2.Performance Stock Unit Award
(a)PSU Award Grant. ANGI hereby grants to Executive on the Effective Date a performance-based restricted stock unit award covering 1,000,000 Shares (the “PSU Award”) under the Plan.
3.Vesting of PSU Award
(a)Regular Vesting. Subject to the terms and conditions of this Agreement, the provisions of the Plan and Executive’s continuous employment through the date of the applicable Vesting Event, the PSU Award will vest in accordance with the “Regular Vesting Matrix” below and Executive shall forfeit any portion of the PSU Award that does not so vest.

For the avoidance of doubt, Executive will forfeit any unvested portion of the PSU Award on the sixth anniversary of the Effective Date.

Regular Vesting Matrix
Tranche	Vesting Event	Number of Shares
Tranche 1	The later to occur of (i) the first anniversary of the Effective Date (“T-1 SC”), and (ii) the date on or after the T-1 SC that the FMV equals or exceeds $10.00 (“T-1 SPG”).	300,000
Tranche 2	The later to occur of (i) the second anniversary of the Effective Date (“T-2 SC”), and (ii) the date on or after the T-2 SC that the FMV equals or exceeds $12.00 (“T-2 SPG”)	300,000
Tranche 3	The later to occur of (i) the third anniversary of the Effective Date (“T-3 SC”), and (ii) the date on or after the T-3 SC that the FMV equals or exceeds $14.00 (“T-3 SPG”).	300,000
Tranche 4	The later to occur of (i) the fourth anniversary of the Effective Date (“T-4 SC”), and (ii) the date on or after the T-4 SC that the FMV equals or exceeds $20.00 (“T-4 SPG”).	100,000

(b)Qualifying Termination. Pursuant to Section 1(d)(ii) of the Standard Terms and Conditions of the Employment Agreement, upon a Qualifying Termination, any then unvested tranche of the PSU Award will remain outstanding and eligible to vest based upon satisfaction of the applicable Stock Price Goal through the earlier of (x) the sixth anniversary of the Effective Date and (y) six months following the date of such Qualifying Termination, without regard to the satisfaction of the applicable Service Condition. Any portion of the PSU Award that remains unvested on the six-month anniversary of the date of such Qualifying Termination (or, if earlier, the sixth anniversary of the Effective Date) shall be forfeited on such date.

(c)Termination for Cause. If Executive’s employment is terminated for Cause or if Executive resigns in anticipation of being terminated for Cause, then the PSU Award shall be forfeited and canceled in its entirety. In addition, if following any termination of Executive’s employment for any reason, ANGI becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that: (i) constituted fraud (financial or otherwise) or (ii) would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to ANGI and/or any of its Affiliates (the “Underlying Event”), then: (x) the PSU Award shall be forfeited and canceled in its entirety and (y) if any portion of the PSU Award vested after the Underlying Event, then ANGI shall be entitled to recover from Executive at any time within two (2) years after such vesting, and Executive shall pay over to ANGI, any and all value upon such vesting(s). This remedy shall be without prejudice to, or waiver of, any other remedies ANGI and/or its Subsidiaries and/or its Affiliates may have in such event.
(d)Other Terminations of Employment. Upon any termination of Executive’s employment with ANGI for any reason, prior to the vesting of the PSU Award, other than a termination of Executive’s employment covered by Section 3(b), any unvested portion of the PSU Award shall be forfeited and canceled in its entirety effective immediately upon such event.
(e)Additional Vesting Conditions. The vesting and settlement of the PSU Award pursuant to Section 3(b) shall be subject to Executive’s execution and non-revocation of a general release of claims in favor of ANGI and its Affiliates on terms set forth in the Employment Agreement and to Executive’s ongoing compliance with the restrictive covenants set forth in Section 2 of the Standard Terms and Conditions of the Employment Agreement.
4.Adjustments
The PSU Award, including the applicable performance goals, shall be subject to adjustment pursuant to Section 3(d) of the Plan, as determined by the Committee or the Board.
5.Change in Control
Upon a Change in Control, subject to Executive’s continuous employment with ANGI through the date of such Change in Control, any then unvested portion of the PSU Award that would have vested based on the satisfaction of the applicable Stock Price Goal as measured against the consideration paid per Share to shareholders in such Change in Control (or the value attributable to each Share, in the case of a Change in Control that is not a stock sale or similar transaction in which consideration is paid to holders of Shares) and not, for the avoidance of doubt, measured based on FMV, will be immediately earned and vested without regard to the satisfaction of the applicable Service Condition. Unless otherwise determined by the Committee, upon such Change in Control, Executive will forfeit any portion of the PSU Award that does not vest pursuant to the immediately preceding sentence. This Section 5 shall exclusively govern the treatment of the PSU Award upon a Change in Control and shall supersede Section 10(b) of the Plan.
6.Settlement
Subject to Executive’s satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the PSU Award has vested (but in any event no later than the March 15 following the calendar year in which the vesting date occurs), the vested portion of the PSU Award shall be settled with respect to the number of Shares covered by the vested portion of the PSU Award; provided, that to the extent there are insufficient shares of Common Stock available under the Plan or otherwise to deliver shares of Common Stock in settlement of any PSU Awards that have vested in accordance with this Agreement, ANGI shall pay (or cause to be paid) to Executive a cash amount equal to the Fair Market Value of one share of Common Stock for each PSU Award that has vested in accordance with this Agreement. Notwithstanding the foregoing, ANGI shall be entitled to hold the Shares issuable to Executive upon settlement of the PSU Award until ANGI (or the agent selected by ANGI to administer the Plan (the “Agent”)) has received from Executive: (x) a duly executed Form W-9 or W-8, as applicable or (y) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the PSU Award.
7.Taxes and Withholding
No later than the date as of which an amount in respect of the PSU Award first becomes includible in Executive’s gross income for federal, state, local or foreign income or employment or other tax purposes, ANGI or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to Executive, including deducting such amount from the delivery of Shares issued (or, as applicable, cash paid) upon settlement of the PSU Award that gives rise to the withholding requirement. In the event Shares are deducted to cover tax withholdings, the number of Shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ANGI’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, Executive shall, prior to or contemporaneously with the vesting of the PSU Award, pay to ANGI, or make arrangements satisfactory to ANGI regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.
8.Non-Transferability of the PSU Award
Until such time as the PSU Award vests and is settled, no portion of the PSU Award shall be transferable by Executive by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.
9.No Rights as a Stockholder
Except as otherwise specifically provided in the Plan, unless and until the PSU Award vests and Executive receives Shares in settlement of the award, Executive shall not be entitled to any rights of a stockholder with respect to the PSU Award (including the right to vote the Shares underlying the PSU Award and the right to receive ordinary course cash dividends). However, stock dividends, distributions and extraordinary, significant non-recurring cash dividends may result in an adjustment to the number and kind of shares underlying the PSU Award, as may be determined by the Committee or the Board, in its sole discretion, and otherwise in accordance with the Plan.

10.Conflicts and Interpretation
In the event of any conflict between this Agreement and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under this Agreement, shall not be deemed a conflict and this Agreement shall control. In the event of any conflict between the vesting and settlement provisions of this Agreement and the Employment Agreement, the Employment Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. In the event of (i) any conflict between any other information given to Executive directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent) and ANGI’s books and records, or (ii) ambiguity in any other information given to Executive directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent), ANGI’s books and records shall control.
11.Amendment
ANGI may modify, amend or waive the terms of the PSU Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair Executive’s rights without Executive’s consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.
12.Data Protection
The acceptance of this PSU Award constitutes Executive’s authorization of the release from time to time to ANGI or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the PSU Award and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits Executive’s employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the PSU Award and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of the PSU Award also constitutes Executive’s authorization of the transfer of the Relevant Information to any jurisdiction in which ANGI, Executive’s employing company or the Agent considers appropriate. Executive shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.
13.Section 409A of the Code
The PSU Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”), and for purposes of Section 409A, each payment provided hereunder is considered a separate payment. Notwithstanding the foregoing, to the extent the PSU Award is subject to Section 409A, to the maximum extent permitted, the PSU Award shall be interpreted and administered to be in compliance therewith. Accordingly, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if (a) any amounts or benefits payable in respect of the PSU Award are payable upon a termination of employment and (b) Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment, then such amounts or benefits (if any) shall be paid or provided to Executive in a single lump sum on the earlier of: (x) the first day of the seventh month following Executive’s termination of employment or (y) Executive’s death. In no event shall ANGI be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to Executive in respect of the PSU Award.
14.Governing Law; Jurisdiction
This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Delaware without reference to its principles of conflicts of laws. Any dispute under this Agreement will be heard and determined before the Delaware Chancery Court located in Wilmington, Delaware, or, if not maintainable therein, then in an appropriate federal court located in Wilmington, Delaware, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (a) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth in the Employment Agreement, (b) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (c) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (d) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
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IN WITNESS WHEREOF, ANGI has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on September 22, 2026.
ANGI INC.
/s/ Shannon Shaw
By: Shannon Shaw
Title: Chief Legal Officer
/s/ Michael Steib
Michael Steib